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EXHIBIT 99.1

[INGEN TECHNOLOGIES, INC. LOGO HERE]


                               Letter of Amendment

Amendment
For

TECHNOLOGY AND PATENT PENDING PURCHASE & SALE AGREEMENT
(OXYVIEW(R); MCDERMOTT)

Dated: May 6, 2008


This amendment is pursuant to the TECHNOLOGY AND PATENT PENDING PURCHASE & SALE AGREEMENT (OXYVIEW(R); MCDERMOTT) dated November 7, 2006.

Whereas, pursuant to section J. MISCELLANEOUS LEGAL CONSIDERATIONS, Modifications and Amendments. The terms and conditions of this Agreement may be amended at any time and from time to time, in whole and in part, upon written agreement signed by a duly authorized officer of Ingen and grantor.

Whereas, I, Scott Sand, CEO and Chairman, a duly authorized officer of Ingen Technologies, Inc. agree to amend section D. PURCHASE & SALE; PRICE AND TER1'IS, paragraph: 1. The issuance of an option for two million (2,000,000) shares of restricted common stock of Ingen; at an exercise price of $0.06 per share. The options may be exercised at any time within 5 years after Ingen sells its first 1 million OxyView(TM) units.

Amended as: 1. The issuance of two million (2,000,000) Preferred Class A shares of Ingen to be issued on or before May 31, 2008.

Whereas, I, Francis McDermott, agree to the terms and conditions of this Amendment.


            /s/ Francis McDermott
            ---------------------------------      -------------
            Francis McDermott                          DATE



            /s/ SCOTT SAND
            ---------------------------------      -------------
            SCOTT SAND, CEO                            DATE
            INGEN TECHNOLOGIES, INC.